UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2017

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2017, Gary Crocker, the Chairman of the Board and interim President and Chief Executive Officer of Merrimack Pharmaceuticals, Inc. (the “Company”), resigned from the positions of interim President and Chief Executive Officer, effective as of February 6, 2017.

In addition, on January 16, 2017, the Company’s Board of Directors (the “Board”) elected Richard Peters, M.D., Ph.D., as the Company’s President and Chief Executive Officer, effective as of February 6, 2017. On January 16, 2017, the Board also elected Dr. Peters as a member of the Board to fill the current vacancy, effective as of February 6, 2017.

Dr. Peters, age 54, has served in various capacities at Sanofi Genzyme, a global pharmaceutical company, since 2008, including as Senior Vice President, Head of Global Rare Diseases Business Unit since January 2015, Vice President, Strategy Development Officer, U.S. Rare Disease Unit from May 2014 to December 2014, Vice President, Division Medical Officer, Global Oncology Division from 2011 to May 2014, and Vice President, Head of Global and U.S. Medical Affairs, Hematology and Transplant from 2008 to 2011. Prior to Sanofi Genzyme, Dr. Peters held medical affairs roles at Onyx Pharmaceuticals, Inc. and Amgen Inc., both pharmaceutical companies, and was a co-founder and Chief Executive Officer of Mednav, Inc., a healthcare information technology company. Dr. Peters has also served on the faculty at Harvard Medical School/Massachusetts General Hospital. Dr. Peters holds an M.D. and a Ph.D. in pharmacology from the Medical University of South Carolina and a B.S. from the College of Charleston.

There is no family relationship between Dr. Peters and any of the Company’s directors or executive officers.

The Company and Dr. Peters have entered into an employment agreement for an employment term commencing on February 6, 2017 (the “Employment Agreement”). The Employment Agreement continues until December 31, 2017 and thereafter renews automatically on December 31 of each year for successive one year terms, unless either the Company or Dr. Peters gives notice of non-renewal.

Pursuant to the terms of the Employment Agreement, Dr. Peters will receive an annual base salary of $700,000 and is eligible for an annual bonus percentage of up to 65% of his base salary. The Company will also pay Dr. Peters a one-time signing bonus of $900,000. Subject to the further approval of the Board, the Company will also grant Dr. Peters an option to purchase a number of shares of the Company’s common stock equal to the lesser of (i) such number of shares that has a target grant date fair value of $3,500,000 and (ii) 2,000,000 shares, with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. The option will vest over four years at the rate of 25% on February 6, 2018 and the remainder in equal quarterly installments over the following three years.

Dr. Peters is also bound by the terms of a separate non-disclosure, developments, non-competition and non-solicitation agreement, which, among other things, prohibits Dr. Peters, during the term of his employment and for a period of one year thereafter, from competing with the Company and soliciting or hiring the Company’s employees.

Upon execution and effectiveness of a severance agreement and release of claims, Dr. Peters is entitled to severance payments if the Company terminates his employment without cause (as defined in the Employment Agreement), including the Company’s decision not to renew his term of employment, or if he terminates his employment with the Company for good reason (as defined in the Employment Agreement).

If Dr. Peters’s employment terminates under these circumstances, in each case prior to a change in control (as defined in the Employment Agreement), the Company is obligated for a period of 12 months to pay Dr. Peters his base salary and pay for coverage for him under any company sponsored medical benefit plans available to the Company’s senior management employees. In addition, the Company would be obligated to pay him a pro-rata bonus for the portion of the year in which he was employed by the Company based on his average annual bonus payments over each of the three years prior to the year of termination, or such lesser period during which he served as one of the Company’s executive officers.

If Dr. Peters’s employment terminates under these circumstances, in each case within 18 months following a change in control, the Company is obligated to pay him a lump sum amount equal to 36 months of his base salary plus a bonus equal to three times the average of his annual bonus payments over each of the three years prior to the year of termination, or such lesser period during which he served as one of the Company’s executive officers, accelerate the vesting of all outstanding stock options, restricted stock or other equity awards granted to him and pay for coverage for him under any company sponsored medical benefit plans available to the Company’s senior management employees for a period of 18 months.

If Dr. Peters dies or the Company terminates Dr. Peters’s employment due to disability, he will be eligible to receive a pro-rata bonus for the portion of the year in which he was employed by the Company based on his average annual bonus payments over each of the three years prior to the year of termination, or such lesser period during which he served as one of the Company’s executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: January 20, 2017	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
General Counsel